UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

AMREIT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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January 14, 2015

Dear Fellow Stockholder:

We are writing to remind you that a Special Meeting of Stockholders of AmREIT, Inc. (the “Company”) is scheduled to be held at 8 Greenway Plaza, Houston, Texas 77046, at 10:00 a.m. Central Standard Time on Thursday, January 29, 2015 (the “Special Meeting”).

Our records indicate that as of December 16, 2014, the record date for the Special Meeting, you held shares of the Company’s common stock and, therefore, you are entitled to vote on the matters described in the Company’s proxy statement which was mailed to you on or about December 23, 2014, as supplemented by a proxy statement supplement, filed with the SEC on January 12, 2015 (together, the “Proxy Statement”). Our records indicate that we have not yet received your vote.

REMEMBER: Your vote is important, no matter how large or small your holdings may be. Please take a moment to vote your shares.

In particular, the Company’s Board of Directors unanimously recommends that you vote your shares in favor of the proposals described in the Proxy Statement and set forth on the accompanying proxy card.  Voting promptly may help reduce solicitation costs and eliminate the need for you to receive follow-up phone calls or mailings.

As the date of the Special Meeting approaches, if we have not received your proxy you may receive a phone call from a representative of Georgeson Inc., the Company’s proxy solicitor, reminding you to exercise your right to vote.  If you have any questions about the Special Meeting or need assistance voting, you should contact Georgeson by calling toll-free at 1-866-541-3547.

Thank you in advance for your participation and your attention to this extremely important matter.

Sincerely,

H. Kerr Taylor

Chairman of the Board, President and

Chief Executive Officer